Exhibit 99.1
news release

NYSE: TC
TSX: TCM
May 27, 2014

THOMPSON CREEK METALS COMPANY ANNOUNCES APPOINTMENT
OF ANNE GIARDINI AS NEW BOARD MEMBER

Denver, Colorado - Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) announced today the appointment of Anne Giardini to its Board of Directors, effective May 26, 2014.

Ms. Giardini is the President of Weyerhaeuser Company Limited (“Weyerhaeuser Ltd.”), the Canadian subsidiary of Weyerhaeuser Company, an international forest products company listed on the New York Stock Exchange (“Weyerhaeuser”). She joined Weyerhaeuser Ltd. in 1994 and served as its Assistant General Counsel and then its Vice President and General Counsel prior to her appointment as President in 2008. Ms. Giardini currently oversees Weyerhaeuser Ltd.’s Canadian operations and works closely with senior management of Weyerhaeuser in the U.S. and Canada on various corporate, legal, policy, and strategic matters. Ms. Giardini’s experience includes chairing and serving on the boards of various organizations and industry groups, including the Board of Governors, Simon Fraser University, the Vancouver Board of Trade, and the Forest Products Association of Canada Aboriginal Relations Committee. She has been recognized extensively for her leadership and achievements in business and law, and she was a member of the Federal Advisory Council for Promoting Women on Boards in 2013. Ms. Giardini holds an L.L.M. from Trinity Hall, University of Cambridge, an L.L.B. from the University of British Columbia, and a B.A. from Simon Fraser University.
Timothy Haddon, Chairman of the Board of Thompson Creek, stated, “I am pleased to welcome Anne Giardini to our Board of Directors and look forward to her guidance and counsel. She has vast experience that will be an asset to our Company.”

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 100%-owned Mt. Milligan Mine, an open-pit copper and gold mine and concentrator in British Columbia, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration property located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com